Exhibit 99.1

News Release

Wabtec Increases Credit Facility To $800 Million

WILMERDING, PA, Dec. 20, 2013 – Wabtec Corporation (NYSE: WAB) has amended and increased its existing revolving credit facility to $800 million and extended the facility’s maturity date by two years. The revised facility, which has a five-year term, provides the company with increased financing flexibility and capacity, compared to the previous limit of $600 million.

Alvaro Garcia-Tunon, Wabtec’s executive vice president and chief financial officer, said: “The agreement provides more than adequate financing and flexibility for Wabtec to continue to invest in its global growth initiatives. We appreciate the strong support of our banks and value their confidence.”

The 16-bank group was led by PNC as Joint Lead Arranger, Joint Bookrunner, and Administrative Agent; and J.P. Morgan as Joint Lead Arranger, Joint Bookrunner, and Syndication Agent.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.